Exhibit 99.1
NEWS RELEASE

For further information, please contact Adele M. Skolits at 540-984-5161.

SHENANDOAH TELECOMMUNICATIONS COMPANY
REPORTS OPERATING RESULTS FOR THE SECOND QUARTER 2011

EDINBURG, VA, (August 5, 2011) – Shenandoah Telecommunications Company (Shentel) (NASDAQ: SHEN) announces financial and operating results for the three months ended June 30, 2011.

Second Quarter 2011 Highlights

Highlights for the quarter include:

•	Revenue of $61.6 million, an increase of 45% from second quarter 2010

•	Net income from continuing operations of $3.0 million, compared to $4.5 million in second quarter 2010

•	Adjusted operating income before depreciation and amortization (adjusted OIBDA) of $23.0 million, an increase of $2.6 million from the second quarter of 2010

•	Net PCS additions of 3,037 postpaid customers and 11,089 prepaid customers

•	PCS Postpaid churn was 1.62% compared to 1.85% in fourth quarter 2010 and 1.66% in second quarter 2010. Prepaid churn was 4.58% compared to 4.64% in fourth quarter 2010

•	Cable segment revenue generating units increased 310 during the second quarter of 2011, compared to an increase of 2,586 in the second quarter of 2010

August 5, 2011
News Release

President and CEO, Christopher E. French commented, “We continued to execute on our growth strategies during the quarter, investing in upgrades to our acquired cable systems and enhancing our wireless network.  We continued to experience strong growth in our wireless segment, but customer growth was light in our cable segment due to seasonal disconnects in college town service areas.  As in past quarters, short-term earnings were negatively impacted while we invest for the future and continue to grow our revenue base.”

Consolidated Second Quarter Results

For the quarter ended June 30, 2011, net income from continuing operations was $3.0 million compared to $4.5 million in the second quarter of 2010.  Operating income for the second quarter of 2011 was $8.0 million, up $0.2 million over the second quarter of 2010.  Adjusted OIBDA (as defined below) increased to $23.0 million in the second quarter of 2011 from $20.4 million in the second quarter of 2010.  Details of the factors driving these changes are covered in the following Segment discussions.

Wireless Segment

Wireless segment operating income increased $0.4 million in the second quarter of 2011 compared to the second quarter of 2010.  Handset subsidies and other prepaid customer acquisition costs of $2.3 million, prepaid sales and marketing costs of $2.6 million, and $0.7 million in amortization of the right to serve the Virgin Mobile customers acquired in July 2010 collectively exceeded net prepaid revenue of $5.3 million during the second quarter.  Postpaid PCS revenues increased $2.2 million net of the increase in the net service fee retained by Sprint Nextel.  The net service fee increased from 8.8% of net billed revenue to 12.0%, effective June 1, 2010.  The increase in net postpaid PCS revenues was offset by increases in postpaid handset costs, higher network costs and other sales and marketing expenses.  Second quarter 2010 included $1.0 million of pension related expenses.  Second quarter adjusted OIBDA was $16.7 million, an increase of $0.4 million from the second quarter of 2010.

August 5, 2011
News Release

The Company continued to experience customer growth in its postpaid wireless markets, adding 3,037 net retail postpaid customers during the second quarter of 2011, compared to the 2,911 net added during the second quarter of 2010.  The Company’s postpaid Sprint Nextel wireless customer count at June 30, 2011 was 240,862, a 5.9% increase from June 30, 2010.  The Company’s second quarter postpaid churn was 1.62% compared to 1.66% in second quarter 2010.  Gross adds of retail postpaid customers for second quarter 2011 totaled 14,673, down slightly from 14,740 in the second quarter of 2010.

During the second quarter, the Company added 11,089 net prepaid subscribers, ending the quarter with 91,332 prepaid subscribers.  Gross additions of prepaid subscribers totaled 22,864 in the second quarter of 2011, down slightly from 23,170 added in the first quarter of 2011.  Prepaid churn was 4.58% for the second quarter, up slightly from 4.50% for the first quarter of 2011.

Cable TV Segment

Cable segment operating loss increased $1.2 million in the second quarter of 2011 from the 2010 second quarter.  This change includes the effects of $4.9 million of incremental depreciation and amortization on the assets the Company acquired in southern West Virginia and southern Virginia on July 30, 2010, and in West Virginia and Maryland on December 1, 2010.  Upgrades for the July 2010 acquisition have begun and are expected to continue through 2012.  The 2010 acquisitions contributed $11.7 million of incremental operating revenue in the second quarter of 2011, offset by approximately $11.5 million of incremental direct operating expenses.  All other operating revenues increased by $1.0 million over 2010 second quarter totals, while other operating expenses increased approximately $2.5 million over 2010 second quarter totals due to increases in indirect operating expenses,  network costs and property taxes .  The 2010 second quarter included $0.8 million in pension and business acquisition costs.  Adjusted OIBDA for second quarter 2011 was income of $1.4 million, compared to a loss of $1.6 million in the second quarter of 2010.

August 5, 2011
News Release

Revenue generating units (the sum of voice, data, video and digital video subscribers) totaled 131,010 at the end of the second quarter of 2011, a quarterly increase of 310 compared to an increase of 2,586 in the second quarter of 2010.  The markets acquired in July 2010 include communities near three universities where customer counts drop in the second quarter as students leave school for the summer.

Wireline Segment

Wireline segment operating income increased $0.8 million in 2011 second quarter compared to 2010.  The Wireline segment incurred $2.0 million of the Company’s pension related charges in the second quarter of 2010.  Adjusted OIBDA for the Wireline segment for second quarter 2011 was $5.7 million, a decrease of $0.8 million from the comparable 2010 period.  Wireline segment DSL customers grew by 530 or 4.5% from the year ago period.  Access lines at June 30, 2011, were 23,461, a decrease of 579 from June 30, 2010.

Other Information

Capital expenditures were $15.5 million in the second quarter of 2011, up from $9.7 million in the comparable 2010 period.  Capital expenditures in 2011 related primarily to upgrading the acquired cable networks while spending in 2010 included spending to complete the expansion of our PCS network coverage and footprint in addition to spending on upgrades to the cable networks acquired in 2008.

Cash and cash equivalents as of June 30, 2011 were $25.4 million, down from $27.5 million at December 31, 2010.  Total outstanding debt at June 30, 2011 totaled $189.1 million, down from $195.1 million at December 31, 2010.  Over the next twelve months, the Company expects to make approximately $19.6 million in scheduled principal repayments.  At June 30, 2011, the debt/equity ratio was 0.96 and debt as a percent of total assets was 40%.  The amount available to the Company through its revolver facility was $50 million as of June 30, 2011.

August 5, 2011
News Release

The Company continues to work with potential buyers interested in purchasing its Converged Services operations.

Conference Call and Webcast

The Company will host a conference call and simultaneous webcast on Monday, August 8, 2011.
Teleconference Information:
Monday, August 8, 2011, 10:00 A. M. (ET)
Dial in number: 1-888-695-7639
Audio webcast:  www.shentel.com

August 5, 2011
News Release

SHENANDOAH TELECOMMUNICATIONS COMPANY
SUMMARY FINANCIAL INFORMATION (unaudited)
(In thousands)

Condensed Consolidated Balance Sheets
	June 30,	December 31,
	2011	2010

Cash and cash equivalents	$25,431	$27,453
Other current assets	42,909	43,347
Investments	8,691	9,090

Net property, plant and equipment	289,337	280,051

Intangible assets, net	85,543	90,389
Other assets, net	15,388	16,107
Total assets	$467,299	$466,437

Current liabilities, exclusive of current maturities of long-term debt of $19,559 and $14,823, respectively	$28,991	$30,075
Long-term debt, including current maturities	189,059	195,112
Total other liabilities	52,107	50,945
Total shareholders' equity	197,142	190,305
Total liabilities and shareholders' equity	$467,299	$466,437

August 5, 2011
News Release

SHENANDOAH TELECOMMUNICATIONS COMPANY
SUMMARY FINANCIAL INFORMATION (unaudited)
(In thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Revenues	$61,555	$42,361	$121,983	$83,959

Cost of goods and services	25,216	15,278	51,277	29,336
Selling, general and administrative	13,901	10,810	27,239	18,590
Depreciation & amortization	14,444	8,483	28,382	16,724
Operating expenses	53,561	34,571	106,898	64,650
Operating income	7,994	7,790	15,085	19,309

Interest expense	(2,846)	(266)	(4,665)	(576
Other income (expense), net	166	106	259	127
Income from continuing operations before income taxes	5,314	7,630	10,679	18,860
Income tax expense	2,276	3,117	4,581	7,766
Net income from continuing operations	$3,038	$4,513	$6,098	$11,094
Earnings (loss) from discontinued operations, net of taxes	(46)	59	(79)	233
Net income	$2,992	$4,572	$6,019	$11,327

Net income from continuing operations	$0.13	$0.19	$0.25	$0.47
Earnings (loss) from discontinued operations	-	-	-	0.01
Net income	$0.13	$0.19	$0.25	$0.48

August 5, 2011
News Release

Non-GAAP Financial Measure

In managing our business and assessing our financial performance, management supplements the information provided by financial statement measures prepared in accordance with GAAP with adjusted OIBDA, which is considered a “non-GAAP financial measure” under SEC rules.

Adjusted OIBDA is defined by us as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of:  certain non-recurring transactions; impairment of assets; share based compensation expense; business acquisition costs; and pension settlement and curtailment expenses.  Adjusted OIBDA should not be construed as an alternative to operating income as determined in accordance with GAAP as a measure of operating performance.

In a capital-intensive industry such as telecommunications, management believes that adjusted OIBDA and the associated percentage margin calculations are meaningful measures of our operating performance.  We use adjusted OIBDA as a supplemental performance measure because management believes it facilitates comparisons of our operating performance from period to period and comparisons of our operating performance to that of other companies by excluding potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the other items described above for which additional adjustments were made.  In the future, management expects that the Company may again report adjusted OIBDA excluding these items and may incur expenses similar to these excluded items.  Accordingly, the exclusion of these and other similar items from our non-GAAP presentation should not be interpreted as implying these items are non-recurring, infrequent or unusual.

August 5, 2011
News Release

While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the current period allocation of costs associated with long-lived assets acquired or constructed in prior periods, and accordingly may obscure underlying operating trends for some purposes.  By isolating the effects of these expenses and other items that vary from period to period without any correlation to our underlying performance, or that vary widely among similar companies, management believes adjusted OIBDA facilitates internal comparisons of our historical operating performance, which are used by management for business planning purposes, and also facilitates comparisons of our performance relative to that of our competitors.  In addition, we believe that adjusted OIBDA and similar measures are widely used by investors and financial analysts as measures of our financial performance over time, and to compare our financial performance with that of other companies in our industry.

Adjusted OIBDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.  These limitations include the following:

•	it does not reflect capital expenditures;

•	the assets being depreciated and amortized will often have to be replaced in the future and adjusted OIBDA does not reflect cash requirements for such replacements;

August 5, 2011
News Release

•	it does not reflect costs associated with share-based awards exchanged for employee services;

•	it does not reflect interest expense necessary to service interest or principal payments on indebtedness;

•	it does not reflect expenses incurred for the payment of income taxes and other taxes; and

•	other companies, including companies in our industry, may calculate adjusted OIBDA differently than we do, limiting its usefulness as a comparative measure.

In light of these limitations, management considers adjusted OIBDA as a financial performance measure that supplements but does not replace the information reflected in our GAAP results.

The following table shows adjusted OIBDA for the three and six months ended June 30, 2011 and 2010:

(in thousands)	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010

Adjusted OIBDA	$23,031	$20,426	$44,369	$40,328

August 5, 2011
News Release

The following table reconciles adjusted OIBDA to operating income, which we consider to be the most directly comparable GAAP financial measure to adjusted OIBDA:

(in thousands)	Three Months Ended March 31,		Six months ended June 30,
	2011	2010	2011	2010

Operating income	$7,994	$7,790	$15,085	$19,309
Plus depreciation and amortization	14,444	8,483	28,382	16,704
OIBDA	22,438	16,273	43,467	36,033
Plus pension settlement and curtailment expense	-	3,781	-	3,781
Plus business acquisition expenses	-	235	-	235
Plus share based compensation expense	593	137	902	279
Adjusted OIBDA	$23,031	$20,426	$44,369	$40,328

The following tables reconcile adjusted OIBDA to operating income by major segment for the three months and six months ended June 30, 2011 and 2010:

Wireless Segment:

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Operating income	$10,352	$9,932	$20,427	$20,945
Plus depreciation and amortization	6,140	5,286	12,374	10,525
OIBDA	16,492	15,218	32,801	31,470
Plus pension settlement and curtailment expense	-	1,014	-	1,014
Plus business acquisition expenses	-	-	-	-
Plus share based compensation expense	165	49	250	100
Adjusted OIBDA	$16,657	$16,281	$33,051	$32,584

August 5, 2011
News Release

Cable Segment:

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Operating income	$(4,923)	$(3,701)	$(10,643)	$(5,703)
Plus depreciation and amortization	6,088	1,195	11,786	2,199
OIBDA	1,165	(2,506)	1,143	(3,504)
Plus pension settlement and curtailment expense	-	597	-	597
Plus business acquisition expenses	-	235	-	235
Plus share based compensation expense	220	27	335	56
Adjusted OIBDA	$1,385	$(1,647)	$1,478	$(2,616)

Wireline Segment:

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Operating income	$3,428	$2,594	$7,228	$6,054
Plus depreciation and amortization	2,155	1,935	4,105	3,860
OIBDA	5,583	4,529	11,333	9,914
Plus pension settlement and curtailment expense	-	1,960	-	1,960
Plus business acquisition expenses	-	-	-	-
Plus share based compensation expense	132	38	200	78
Adjusted OIBDA	$5,715	$6,527	$11,533	$11,952

August 5, 2011
News Release

About Shenandoah Telecommunications
Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries.  The Company is traded on the NASDAQ Global Select Market under the symbol “SHEN.”  The Company’s operating subsidiaries provide local and long distance telephone, Internet and data services, cable television, wireless voice and data services, alarm monitoring, and telecommunications equipment, along with many other associated solutions in the Mid-Atlantic United States.

This release contains forward-looking statements that are subject to various risks and uncertainties.  The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors.  A discussion of factors that may cause actual results to differ from management’s projections, forecasts, estimates and expectations is available in the Company filings with the SEC.  Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.
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